Exhibit 99.1

LINN ENERGY ANNOUNCES FIRST QUARTER 2010 RESULTS

HOUSTON, April 29, 2010 – LINN Energy, LLC (NASDAQ: LINE) announced today operating and financial results for the three months ended March 31, 2010, and its outlook for the remainder of 2010.

The Company reported the following significant operational and financial achievements during the first quarter:

•	Average daily production of 213 MMcfe/d, compared to mid-point guidance of 210 MMcfe/d;

•	Lease operating expenses of $1.63 per Mcfe, compared to mid-point guidance of $1.96 per Mcfe;

•	Adjusted EBITDA of $152 million, compared to mid-point guidance of $138 million;

•	Adjusted net income of $0.36 per unit, compared to mid-point guidance of $0.30 per unit; and

•	Distribution coverage ratio of 1.26x, compared to mid-point guidance of 1.06x.

The Company reported the following strategic acquisition and capital market achievements:

•	Announced entry into a new operating region through an acquisition of properties in northern Michigan for a contract price of $330 million;

•	Announced a bolt-on acquisition in the Permian Basin for a contract price of $305 million;

•	Completed a $431 million public equity offering in March 2010;

•	Completed a $1.3 billion senior notes offering in April 2010;

•	Closed its amended five-year $1.5 billion credit facility in April 2010 with an initial $1.375 billion borrowing base and maturity of April 2015;

•	Pro forma borrowing capacity, including available cash, of approximately $985 million at quarter end; and

•	Enhanced its commodity hedge portfolio, with current expected oil, NGL and natural gas production hedged approximately 90 percent on an equivalent basis through 2013.

“We had an outstanding start to the year and again delivered strong operational and financial results that exceeded our performance targets.  In the first quarter alone, we announced an acquisition that marks our entry into a new operating area in Michigan’s Antrim Shale, and another that strengthens our foothold in the Permian Basin,” said Mark E. Ellis, President and Chief Executive Officer.  “We completed successful equity and senior notes offerings, extended the maturity of our credit facility, and recently announced our 17th consecutive quarterly distribution to our unitholders.  Additionally, we enhanced our hedge portfolio, which provides more certainty to our cash flow and supports future distributions.”

Mr. Ellis continued, “During the first quarter we also executed a successful capital program that included reaching total depth on our first operated horizontal well in the Granite Wash ahead of schedule and below our estimated costs.  The Granite Wash area is one of the most economic conventional plays in the United States and will continue to be a significant component of our organic growth strategy.”

Operational Overview

LINN increased its 2010 capital program to approximately $200 million to reflect additional capital expenditures associated with developing properties acquired by the Company in recent and pending acquisitions.  Approximately half of the Company’s capital program will be allocated primarily to oil-focused drilling, 26 percent will be allocated to drilling horizontal Granite Wash wells and 22 percent to workover, recompletion and optimization projects.  The Company plans to drill more than 170 wells and complete more than 400 workover, recompletion and optimization projects during 2010.

In March 2010, LINN’s first operated horizontal well in the Granite Wash area, the McMahon 22-2H, was drilled and cased within 36 days, which was ahead of schedule and below estimated costs.  The Company will soon begin completion operations, including a ten-stage fracture stimulation process, and anticipates testing in late May 2010.  The Company expects to increase its operated rig count to two during the third quarter 2010 to execute the balance of its 2010 Granite Wash drilling program, which includes seven operated and three non-operated wells.

LINN drilled 13 wells during the first quarter 2010.  The Company currently has four operated rigs running: one in the Texas Panhandle Granite Wash horizontal play, one in the Permian Basin, one in Louisiana and one in the Tuttle field located in the Mid-Continent.

Financial Update

“We are pleased by the market’s confidence in LINN’s strategy.  As a result, we were recently able to raise $1.7 billion in capital, positioning us to finance future growth opportunities that fit our strategy as they become available,” said Kolja Rockov, LINN Energy’s Executive Vice President and Chief Financial Officer.  “To sustain future cash flow, we have hedged approximately 90 percent of our current pro forma production levels at attractive prices through 2013.”

LINN accessed the capital markets through public equity and private senior notes offerings that provided combined net proceeds of approximately $1.7 billion.  The Company completed a $431 million public equity offering in March 2010 and completed a $1.3 billion private senior notes offering in April 2010.  These transactions position the Company with the financial flexibility to continue pursuing its strategy to grow through acquisitions.

LINN also entered into an amended five-year $1.5 billion senior secured credit facility with an initial borrowing base of $1.375 billion during the second quarter 2010.  The credit facility covenants were substantially unchanged, and the maturity was extended from August 2012 to April 2015.

In addition, the Company recently increased its commodity hedge positions.  At current expected future production levels, pro forma for the recently announced acquisitions and assuming the expected second quarter closing dates, the Company is approximately 90 percent hedged on an equivalent basis through 2013, and approximately 32 percent hedged for 2014 and 2015 (see Schedule 10).

Acquisitions Update

During the first quarter, the Company closed its previously announced acquisition of oil and natural gas properties in the Permian and Anadarko Basins.  This acquisition added approximately 100 proved infill development and low-risk optimization projects, expected net production of 1,700 Boe/d (approximately 73 percent liquids) and proved reserves of more than 12 MMBoe (approximately 80 percent liquids and 80 percent proved developed), with a 6 percent decline rate and a reserve life of approximately 20 years.

On March 29, 2010, the Company announced a bolt-on acquisition of oil and natural gas properties in the Permian Basin for a contract price of $305 million, subject to closing conditions.  This acquisition includes approximately 120 proved low-risk infill drilling and optimization opportunities and expected net production of approximately 2,800 Boe/d (more than 75 percent oil), as well as proved reserves of approximately 18 MMBoe (approximately 71 percent oil), with a reserve life of approximately 17 years.  The Company anticipates that this acquisition will close May 27, 2010, and will double reserves and production in the Permian Basin.  In less than six months, this core operating region was established through three acquisitions.

On March 22, 2010, the Company announced an acquisition of natural gas properties in the Antrim Shale of northern Michigan for a contract price of $330 million, subject to closing conditions.  In addition to approximately 300 proved low-risk drilling and optimization opportunities, this acquisition is expected to add approximately 30

MMcfe/d net production and proved reserves of more than 266 Bcfe (85 percent proved developed), with a 6 percent decline rate and a reserve life of approximately 24 years.  The Company anticipates that this acquisition will close April 30, 2010, and expects to continue developing this area into a new core operating region.

Pro Forma Reserve Overview

As of December 31, 2009, pro forma for recent and pending acquisitions, the Company estimates:

•	Proved reserves of 2.2 Tcfe;

•	72 percent classified as proved developed;

•	50 percent oil and NGL;

•	22-year reserve-life index; and

•	Approximately 5,000 future drilling locations.

First Quarter 2010 Results

Production for the first quarter 2010 averaged 213 MMcfe/d, compared to mid-point guidance of 210 MMcfe/d.  Production was positively impacted by the acquisition of properties in the Permian Basin during the first quarter 2010 and third quarter 2009.

Hedged realized average prices per Bbl for oil and NGL production were $102.39 and $45.51, respectively, for the first quarter 2010, compared to $103.62 and $31.71 per Bbl for the fourth quarter 2009.  Hedged realized average prices for natural gas were $9.21 per Mcf for the first quarter 2010, compared to $8.97 per Mcf for the fourth quarter 2009.  Oil, NGL and natural gas revenues were $149 million and hedge revenues were $63 million, for combined revenues (a non-GAAP financial measure) of $212 million for the first quarter 2010, compared to $206 million for the fourth quarter 2009.

Lease operating expenses for the first quarter 2010 were approximately $31 million, or $1.63 per Mcfe, compared to $32 million, or $1.63 per Mcfe, in the fourth quarter 2009.  Taxes, other than income taxes, which consist primarily of production and ad valorem taxes, increased during the first quarter 2010 to $10 million, or $0.53 per Mcfe, compared to $6 million, or $0.31 per Mcfe, during the fourth quarter 2009, due primarily to higher commodity prices.

For the first quarter 2010, the Company’s distribution coverage ratio was 1.26x, compared to 1.04x for the fourth quarter 2009.  The Company generated adjusted EBITDA (a non-GAAP financial measure) of $152 million during the first quarter 2010, compared to $142 million for the fourth quarter 2009.  Adjusted EBITDA is a measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions.  A reconciliation of adjusted EBITDA to income from continuing operations is provided in this release (see Schedule 1).  The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.

The Company utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility.  The Company reported a gain on derivatives from oil and natural gas hedges of approximately $96 million for the quarter.  This includes $33 million of noncash gain from a change in fair value of hedge positions, due to the decrease in commodity prices, and realized hedge revenues of $63 million during the first quarter.  Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the Company’s ability to pay cash distributions.

For the first quarter 2010, the Company reported income from continuing operations of $65 million, or $0.50 per unit, which includes a noncash gain of $33 million, or $0.26 per unit, from the change in fair value of hedges covering future production and a noncash loss of $15 million, or $0.12 per unit, on interest rate hedges.  Excluding these items, adjusted net income for the first quarter 2010 was $47 million, or $0.36 per unit (see Schedule 2).

Adjusted net income from continuing operations is a non-GAAP financial measure, and a reconciliation of adjusted net income to income from continuing operations is provided in this release (see Schedule 2).  Adjusted net income is presented as a measure of the Company’s operational performance from oil and natural gas properties, prior to unrealized (gain) loss on derivatives, realized (gain) loss on canceled derivatives, impairment of goodwill and long-lived assets and (gain) loss on the sale of assets, net, because these items affect the comparability of operating results from period to period.

Cash Distributions

On April 27, 2010, the Company’s Board of Directors declared a quarterly cash distribution of $0.63 per unit, or $2.52 per unit on an annualized basis, with respect to the first quarter 2010.  The distribution will be paid on May 14, 2010, to unitholders of record as of the close of business on May 7, 2010.

Conference Call and Webcast

As previously announced, management will host a teleconference call on April 29, 2010, at 10 a.m. Central /11 a.m. Eastern to discuss LINN Energy’s first quarter 2010 results and its outlook for the remainder of 2010.  Prepared remarks by Mark E. Ellis, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.

Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 71025638) or via the internet at www.linnenergy.com.  A replay of the call will be available on the Company’s website or by phone at (800) 642-1687 (Conference ID: 71025638) for a seven-day period following the call.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).

Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).

Combined revenues is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Combined Revenues” in this press release (see Schedule 3).

Estimates of proved reserves of pending acquisitions included in this press release were calculated as of the effective dates of the acquisitions using forward strip oil and natural gas prices.  These estimates of proved reserves differ from those prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  See the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, for proved reserves of pending acquisitions estimated using the average oil and natural gas prices during the preceding 12-month period, determined as an unweighted average of the first-day-of-the-month prices for each month.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets.  LINN Energy is an independent oil and natural gas development company, with approximately 1.7 Tcfe of proved reserves in producing U.S. basins as of year-end 2009.  More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183

This press release includes “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.  See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

The financial summary follows; all amounts within are unaudited.

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

Adjusted EBITDA

Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted EBITDA should be considered in conjunction with income from continuing operations and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities.  Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

The Company defines adjusted EBITDA as income (loss) from continuing operations plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;
•	Interest expense;
•	Depreciation, depletion and amortization;
•	Impairment of goodwill and long-lived assets;
•	Write-off of deferred financing fees and other;
•	(Gain) loss on sale of assets, net;
•	Unrealized (gain) loss on commodity derivatives;
•	Unrealized (gain) loss on interest rate derivatives;
•	Realized (gain) loss on interest rate derivatives;
•	Realized (gain) loss on canceled derivatives;
•	Unit-based compensation expenses;
•	Exploration costs; and
•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders.  Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA

The following presents a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Income from continuing operations	$65,310	$121,287
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	5,391	—
Interest expense, cash	21,752	20,610
Interest expense, noncash	5,901	(6,201)
Depreciation, depletion and amortization	49,191	52,104
(Gain) loss on sale of assets, net	414	(25,711)
Unrealized gain on commodity derivatives	(33,500)	(37,246)
Unrealized loss on interest rate derivatives	15,141	1,457
Realized loss on interest rate derivatives	8,021	10,114
Realized gain on canceled derivatives	—	(4,257)
Unit-based compensation expenses	4,135	4,303
Exploration costs	3,861	1,565
Income tax expense	5,892	136
Adjusted EBITDA from continuing operations	$151,509	$138,161

Net cash provided by operating activities for the three months ended March 31, 2010, was approximately $79.7 million and includes cash interest payments of approximately $21.7 million, cash settlements on interest rate derivatives of approximately $11.1 million, premiums paid for commodity derivatives of approximately $15.0 million and other items totaling approximately $24.0 million that are not included in adjusted EBITDA.  Net cash provided by operating activities for the three months ended March 31, 2009, was approximately $95.0 million and includes cash interest payments of approximately $20.6 million, cash settlements on interest rate derivatives of approximately $9.0 million, realized gains on canceled derivatives of approximately $(4.3) million and other items totaling approximately $17.9 million that are not included in adjusted EBITDA.

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income

Adjusted Net Income

Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, adjusted net income should be considered in conjunction with net income from continuing operations and other performance measures prepared in accordance with GAAP.  Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income or any other GAAP measure of liquidity or financial performance.  Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gain) loss on derivatives, realized (gain) loss on canceled derivatives, impairment of goodwill and long-lived assets and (gain) loss on sale of assets, net.

The following presents a reconciliation of income from continuing operations to adjusted net income:

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per unit amounts)

Income from continuing operations	$65,310	$121,287
Plus:
Unrealized gain on commodity derivatives	(33,500)	(37,246)
Unrealized loss on interest rate derivatives	15,141	1,457
Realized gain on canceled derivatives	—	(4,257)
(Gain) loss on sale of assets, net	414	(25,711)
Adjusted net income from continuing operations	$47,365	$55,530

Income from continuing operations per unit – basic	$0.50	$1.06
Plus, per unit:
Unrealized gain on commodity derivatives	(0.26)	(0.33)
Unrealized loss on interest rate derivatives	0.12	0.01
Realized gain on canceled derivatives	—	(0.04)
(Gain) loss on sale of assets, net	—	(0.22)
Adjusted net income from continuing operations per unit – basic	$0.36	$0.48

Schedule 3
LINN Energy, LLC
Explanation and Reconciliation of Combined Revenues

Combined Revenues

Combined revenues (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies.  Therefore, combined revenues should be considered in conjunction with total revenues and other performance measures prepared in accordance with GAAP.  Combined revenues should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance.  Company management believes that the presentation of combined revenues provides useful information to investors because it is commonly used by investors and securities analysts in evaluating oil and natural gas companies.

The following presents a reconciliation of revenues and other to combined revenues:

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Revenues and other	$247,036	$242,661
Less:
Unrealized gain on commodity derivatives	(33,500)	(37,246)
Natural gas marketing revenues	(1,394)	(516)
Other revenues	(253)	(966)
Combined revenues from continuing operations	$211,889	$203,933

Gain on commodity derivatives	$96,003	$161,315
Less:
Unrealized gain on commodity derivatives	(33,500)	(37,246)
Hedge revenues	$62,503	$124,069

Schedule 4
LINN Energy, LLC
Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per unit amounts)
Revenues and other:
Oil, natural gas and natural gas liquid sales	$149,386	$79,864
Gain on oil and natural gas derivatives	96,003	161,315
Natural gas marketing revenues	1,394	516
Other revenues	253	966
	247,036	242,661
Expenses:
Lease operating expenses	31,222	33,732
Transportation expenses	4,620	2,967
Natural gas marketing expenses	969	340
General and administrative expenses	24,488	23,301
Exploration costs	3,861	1,565
Bad debt expense	189	—
Depreciation, depletion and amortization	49,191	52,104
Taxes, other than income taxes	10,200	7,567
(Gain) loss on sale of assets and other, net	(322)	(26,711)
	124,418	94,865
Other income and (expenses):
Interest expense, net of amounts capitalized	(27,653)	(14,409)
Loss on interest rate swaps	(23,162)	(11,571)
Other, net	(601)	(393)
	(51,416)	(26,373)
Income from continuing operations before income taxes	71,202	121,423
Income tax expense	(5,892)	(136)
Income from continuing operations	65,310	121,287

Discontinued operations:
Loss on sale of assets, net of taxes	—	(1,048)
Loss from discontinued operations, net of taxes	—	(838)
	—	(1,886)
Net income	$65,310	$119,401

Income per unit – continuing operations:
Basic	$0.50	$1.06
Diluted	$0.50	$1.06
Loss per unit – discontinued operations:
Basic	$—	$(0.02)
Diluted	$—	$(0.02)
Net income per unit:
Basic	$0.50	$1.04
Diluted	$0.50	$1.04
Weighted average units outstanding:
Basic	129,533	113,473
Diluted	129,922	113,502

Distributions declared per unit	$0.63	$0.63

Schedule 5
LINN Energy, LLC
Operating Statistics – Continuing Operations

	Three Months Ended March 31,
	2010	2009

Average daily production:
Natural gas (MMcf/d)	110	133
Oil (MBbls/d)	9.8	8.8
NGL (MBbls/d)	7.5	5.2
Total (MMcfe/d)	213	217

Weighted average prices (hedged): (1)
Natural gas (Mcf)	$9.21	$7.94
Oil (Bbl)	$102.39	$118.19
NGL (Bbl)	$45.51	$23.32

Weighted average prices (unhedged): (2)
Natural gas (Mcf)	$5.35	$3.53
Oil (Bbl)	$74.76	$33.76
NGL (Bbl)	$45.51	$23.32

Average NYMEX prices:
Natural gas (MMBtu)	$5.30	$4.91
Oil (Bbl)	$78.72	$43.08

Costs per Mcfe of production:
Lease operating expenses	$1.63	$1.73
Transportation expenses	$0.24	$0.15
General and administrative expenses (3)	$1.28	$1.19
Depreciation, depletion and amortization	$2.56	$2.67
Taxes, other than income taxes	$0.53	$0.39

(1)
Includes the effect of realized gains on derivatives of $62.5 million and $119.8 million (excluding $4.3 million realized gains on canceled contracts) for the three months ended March 31, 2010, and March 31, 2009, respectively.  The Company utilizes oil puts to hedge revenues associated with its NGL production; therefore, all realized gains (losses) on oil derivative contracts are included in weighted average oil prices, rather than weighted average NGL prices.

(2)	Does not include the effect of realized gains (losses) on derivatives.

(3)
General and administrative expenses for the three months ended March 31, 2010, and March 31, 2009, include approximately $4.0 million and $4.2 million, respectively, of noncash unit-based compensation expenses.  Excluding these amounts, general and administrative expenses for the three months ended March 31, 2010, and March 31, 2009, were $1.07 per Mcfe and $0.98 per Mcfe, respectively.

Schedule 6
LINN Energy, LLC
Selected Balance Sheet Data

	March 31, 2010	December 31, 2009
	(in thousands)
Assets:
Total current assets	$466,068	$409,460
Oil and natural gas properties, net	3,746,129	3,613,382
Other property and equipment, net	95,257	95,284
Other noncurrent assets, net	247,436	222,130
Total assets	$4,554,890	$4,340,256

Liabilities and unitholders’ capital:
Total current liabilities	$212,421	$209,305
Credit facility	905,000	1,100,000
Senior notes, net	489,176	488,831
Other noncurrent liabilities	93,542	90,116
Total liabilities	1,700,139	1,888,252
Unitholders’ capital	2,854,751	2,452,004
Total liabilities and unitholders’ capital	$4,554,890	$4,340,256

Schedule 7
LINN Energy, LLC
Selected Cash Flow Data

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net cash provided by operating activities (1)	$79,732	$94,970
Net cash used in investing activities	(224,485)	(58,817)
Net cash provided by (used in) financing activities	138,651	(41,928)
Net decrease in cash and cash equivalents	(6,102)	(5,775)

Cash and cash equivalents:
Beginning	22,231	28,668
Ending	$16,129	$22,893

(1)	The three months ended March 31, 2010, includes premiums paid for derivatives of approximately $15.0 million.

Schedule 8
LINN Energy, LLC
Guidance Table

	Q2 2010E			FY 2010E

Net production and other revenues:
Natural gas (MMcf/d)	125	-	131	131	-	136
Oil (Bbls/d)	11,300	-	11,800	11,900	-	12,400
NGL (Bbls/d)	6,900	-	7,200	7,100	-	7,400
Total (MMcfe/d)	235	-	245	245	-	255

Other revenues, net (in thousands) (1)	$300	-	$600	$1,500	-	$2,500

Costs (in thousands):
Lease operating expenses	$40,000	-	$44,000	$159,000	-	$169,000
Transportation expenses	4,500	-	6,500	20,000	-	24,000
Taxes, other than income taxes	10,000	-	13,000	48,000	-	52,000
Total	$54,500	-	$63,500	$227,000	-	$245,000

General and administrative expenses – non-GAAP (2)	$19,000	-	$21,000	$78,000	-	$82,000

Depreciation, depletion and amortization	$57,000	-	$63,000	$235,000	-	$255,000

Costs per Mcfe (mid-point):
Lease operating expenses	$1.92		$1.80
Transportation expenses	0.25		0.24
Taxes, other than income taxes	0.53		0.55
Total	$2.70		$2.59

General and administrative expenses – non-GAAP (2)	$0.92		$0.88

Depreciation, depletion and amortization	$2.75		$2.69

Targets (mid-point) (in thousands):
Adjusted EBITDA (3)	$163,500		$659,000
Interest expense (4)	(45,250)		(168,500)
Maintenance capital expenditures	(19,625)		(82,875)
Distributable cash flow	$98,625		$407,625

Distributable cash flow per unit (5)	$0.67		$2.84
Distribution per unit (5) (6)	$0.63		$2.52
Distribution coverage ratio (5) (6)	1.06	x	1.13	x

Adjusted net income per unit (5) (7) (8)	$0.31		$1.42

Weighted average NYMEX differentials:
Natural gas (MMBtu)	$(0.40)	-	$(0.10)	$(0.30)	-	$(0.10)
Oil (Bbl)	$(6.50)	-	$(4.50)	$(5.50)	-	$(3.50)
NGL realization on crude oil price		50%		50%	-	55%

Unhedged commodity price assumptions:	April	May	June	Remainder
Natural gas (MMBtu)	$3.84	$3.90	$3.99	$4.47
Oil (Bbl)	$85.00	$83.20	$84.30	$87.20

Note:  Financial and operational estimates assume closing of pending acquisitions.

(1)	Includes other revenues and margin on natural gas marketing activities.

(2)	Excludes unit-based compensation, which represents a noncash charge based on equity-related compensation.

Schedule 8 – Continued
LINN Energy, LLC
Guidance Table

(3)	Includes effects of the Company’s hedge positions, cash flow adjustments from acquisition and divestiture activities and other expenses.

(4)
Includes cash payments for interest, accrued interest on the Company’s senior notes and the effects of interest rate swaps.  Excludes noncash amortization of deferred financing fees of approximately $3.7 million in Q2 2010 ($15.9 million for full year 2010).  Amortization of deferred financing fees is included in interest expense on the statements of operations.

(5)	Assumes 147.8 million and 143.6 million units outstanding in Q2 2010 and full year 2010, respectively.

(6)	Based on current quarterly distribution of $0.63 per unit, or $2.52 per unit on an annualized basis.

(7)
Excludes unrealized (gains) losses on commodity and interest rate derivatives, realized (gain) loss on canceled derivatives and (gain) loss on sale of assets and includes unit-based compensation and exploration costs.

(8)	Includes noncash amortization of deferred financing fees of approximately $3.7 million in Q2 2010 ($15.9 million for full year 2010).

Schedule 9
LINN Energy, LLC
Guidance Table – Commodity Hedge Summary

	Q2 2010E	FY 2010E
Natural gas positions:
Fixed price swaps:
Hedged volume (MMMBtu)	9,891	39,566
Average price ($/MMBtu)	$8.90	$8.90
Puts:
Hedged volume (MMMBtu)	1,740	6,960
Average price ($/MMBtu)	$8.50	$8.50
PEPL puts: (1)
Hedged volume (MMMBtu)	2,659	10,634
Average price ($/MMBtu)	$7.85	$7.85
Total:
Hedged volume (MMMBtu)	14,290	57,160
Average price ($/MMBtu)	$8.66	$8.66

Oil positions:
Fixed price swaps:
Hedged volume (MBbls)	538	2,150
Average price ($/Bbl)	$90.00	$90.00
Puts: (2)
Hedged volume (MBbls)	562	2,250
Average price ($/Bbl)	$110.00	$110.00
Collars:
Hedged volume (MBbls)	62	250
Average floor price ($/Bbl)	$90.00	$90.00
Average ceiling price ($/Bbl)	$112.00	$112.00
Total:
Hedged volume (MBbls)	1,162	4,650
Average price ($/Bbl)	$99.68	$99.68

Natural gas basis differential positions:
PEPL basis swaps: (1)
Hedged volume (MMMBtu)	10,791	43,166
Average price ($/MMBtu)	$(0.97)	$(0.97)

Includes positions covering production for all months within periods specified.

(1)	Settle on the PEPL spot price of natural gas to hedge basis differential associated with natural gas production in the Mid-Continent Deep and Mid-Continent Shallow regions.

(2)	The Company uses oil puts to hedge oil production and NGL revenues.

Schedule 10
LINN Energy, LLC
Commodity Hedge Portfolio

The following table summarizes open positions as of April 15, 2010, and represents, as of such date, derivatives in place through December 31, 2015, on annual production volumes:

	April 15 – December 31, 2010	2011	2012	2013	2014	2015
Natural gas positions:
Fixed price swaps:
Hedged volume (MMMBtu)	26,377	31,901	31,110	31,025	31,025	31,025
Average price ($/MMBtu)	$8.90	$9.50	$6.25	$6.25	$6.25	$6.25
Puts:
Hedged volume (MMMBtu)	4,640	6,960	25,364	25,295	—	—
Average price ($/MMBtu)	$8.50	$9.50	$6.25	$6.25	$—	$—
PEPL puts: (1)
Hedged volume (MMMBtu)	7,089	13,259	—	—	—	—
Average price ($/MMBtu)	$7.85	$8.50	$—	$—	$—	$—
Total:
Hedged volume (MMMBtu)	38,106	52,120	56,474	56,320	31,025	31,025
Average price ($/MMBtu)	$8.66	$9.25	$6.25	$6.25	$6.25	$6.25

Oil positions:
Fixed price swaps: (2)
Hedged volume (MBbls)	1,613	2,803	3,386	3,376	—	—
Average price ($/Bbl)	$90.00	$89.91	$98.92	$98.92	$—	$—
Puts: (3)
Hedged volume (MBbls)	1,687	2,352	2,196	2,190	—	—
Average price ($/Bbl)	$110.00	$75.00	$75.00	$75.00	$—	$—
Collars:
Hedged volume (MBbls)	187	276	—	—	—	—
Average floor price ($/Bbl)	$90.00	$90.00	$—	$—	$—	$—
Average ceiling price ($/Bbl)	$112.00	$112.25	$—	$—	$—	$—
Total:
Hedged volume (MBbls)	3,487	5,431	5,582	5,566	—	—
Average price ($/Bbl)	$99.68	$83.46	$89.51	$89.51	$—	$—

Natural gas basis differential positions:
PEPL basis swaps: (1)
Hedged volume (MMMBtu)	28,777	35,541	34,066	31,700	—	—
Hedged differential ($/MMBtu)	$(0.97)	$(0.96)	$(0.95)	$(1.01)	$—	$—

(1)	Settle on the PEPL spot price of natural gas to hedge basis differential associated with natural gas production in the Mid-Continent Deep and Mid-Continent Shallow regions.

(2)
As presented in the table above, the Company has outstanding fixed price oil swaps on 8,250 Bbls of daily production at a price of $100.00 per Bbl for the years ending December 31, 2012, and December 31, 2013.  The Company has derivative contracts that extend these swaps at a price of $100.00 per Bbl for each of the years ending December 31, 2014, December 31, 2015, and December 31, 2016, if the counterparties determine that the strike prices are in-the-money on a designated date in each respective preceding year.  The extension for each year is exercisable without respect to the other future years.

(3)	The Company utilizes oil puts to hedge revenues associated with its NGL production.